Delisting Determination, The Nasdaq Stock Market, LLC, September 18, 2025, Crown LNG Holdings Limited.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the securities of Crown LNG Holdings Limited effective at the opening of the trading session on October 13, 2025. Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rules 5550(a)(2) and 5250(c)(1).
The Company was notified of the Staff determination on May 30, 2025.
On June 4, 2025 the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings
Panel (Panel) pursuant to Listing Rule 5815.
On July 10, 2025 the hearing was held.
On July 14, 2025 the Panel reached a
decision and a Decision letter was issued on July 15, 2025.
On July 15, 2025 the Panel reached a decision and decided to suspend the Company from the Exchange.
The Company securities were suspended on July 17, 2025. The
Staff determination to delist the Company security became final on August 29, 2025.